                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                MIRAVANT MEDICAL TECHNOLOGIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                          MIRAVANT MEDICAL TECHNOLOGIES
                              7408 HOLLISTER AVENUE
                         SANTA BARBARA, CALIFORNIA 93117

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 10, 1998

    Notice is hereby given that the Annual Meeting of Stockholders of Miravant Medical Technologies (the "Company") will be held on Wednesday, June 10, 1998, at 9:00 a.m., at Fess Parker's Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California, 93103, (805) 564-4333, for the following purposes:

    1. To elect six (6) Directors to serve until the 1999 Annual Meeting and until their successors are elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     These items are more fully described in the following pages. The Board of Directors has fixed the close of business on APRIL 24, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. STOCKHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE STOCKHOLDER IS PRESENT AT THE MEETING OR THE SIGNED PROXY IS RETURNED OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ JOSEPH E. NIDA
                                          -------------------------------
                                          Joseph E. Nida
                                          SECRETARY

Santa Barbara, California
May 8, 1998

                    PLEASE SIGN AND RETURN THE ENCLOSED PROXY

                          MIRAVANT MEDICAL TECHNOLOGIES
                              7408 HOLLISTER AVENUE
                         SANTA BARBARA, CALIFORNIA 93117

                                 PROXY STATEMENT

    This Proxy Statement and the accompanying proxy card are first being mailed to stockholders, on or about May 8, 1998, in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Miravant Medical Technologies (collectively with its subsidiaries, the "Company") for the 1998 Annual Meeting of Stockholders, to be held on Wednesday, June 10, 1998, at 9:00 a.m. local time, at Fess Parker's Double Tree Resort, 633 East Cabrillo Boulevard, Santa Barbara, California, or at any adjournment thereof. Proxies are solicited to give all stockholders of record at the close of business on April 24, 1998 an opportunity to vote on matters to be presented at the Annual Meeting. Shares can be voted at the meeting only if the stockholder is present or represented by proxy.

    At the Annual Meeting, stockholders will be asked to consider and vote upon three items as follows:

        ITEM NO. 1. To elect six (6) Directors to serve until the 1999 Annual Meeting and until their successors are elected and qualified;

        ITEM NO. 2. To ratify the appointment of Ernst & Young LLP, certified public accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998; and

        ITEM NO. 3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Any stockholder giving a proxy may revoke it at any time prior to its exercise at the Annual Meeting by giving notice of such revocation either personally or in writing to the Secretary of the Company at the Company's executive offices, by subsequently executing and delivering a later-dated proxy, or by voting in person at the Annual Meeting.

    A copy of the Annual Report to Stockholders is included herewith but shall not constitute proxy solicitation materials.

     THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE ELECTION OF ITS DIRECTOR NOMINEES IN ITEM NO. 1 AND APPROVAL OF ITEM NO. 2 ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO ELECT EACH OF THE DIRECTOR NOMINEES IN ITEM NO. 1 AND VOTE FOR ITEM NO. 2.

                       VOTING AND SOLICITATION OF PROXIES

    Only holders of record at the close of business on April 24, 1998 (the "Record Date") of the Company's common stock, $.01 par value (the "Common Stock"), which is quoted on The Nasdaq National Market under the symbol "MRVT", will be entitled to vote at the Annual Meeting. On April 24, 1998, there were 14,058,667 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote will constitute a quorum at the meeting. Broker non-votes (see below) will be counted toward the establishment of a quorum.

    Please specify your choices on the items by marking the appropriate boxes on the enclosed proxy card and signing it. Shares represented by duly executed and unrevoked proxies in the enclosed form received by the Board will be voted at the Annual Meeting in accordance with the specifications made therein by the stockholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies will be voted FOR the election as directors of the nominees listed in Item No. 1, FOR Item No. 2 and, with respect to any other matter that may properly come before the meeting, in the discretion of the proxy holder.

    This proxy solicitation is being made by the Company. The Company intends to solicit proxies by use of the mails. In addition, solicitation of proxies may be made by personal and telephonic meetings with stockholders, by directors, officers and regular employees of the Company. The cost of preparing, assembling and mailing the proxy materials will be borne by the Company.

VOTE REQUIRED

    The election of the director nominees pursuant to Item No. 1 requires a plurality of the votes cast in person or by proxy at the Annual Meeting. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Under Delaware law, the Company's Certificate of Incorporation and the Company's ByLaws, shares as to which a stockholder abstains or withholds from voting on the election of Directors, and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on such nominees will not affect the outcome of the election of directors.

    If any stockholder gives notice at the meeting of his or her intention to cumulate votes in the election of directors, each stockholder will be entitled to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares then held, or distribute the votes on the same principle among as many nominees as the stockholder deems fit. Stockholders voting by means of the accompanying proxy will be granting the proxy holders discretionary authority to vote their shares cumulatively, but such stockholders may not mark the proxy to cumulate their own votes. The Board of Directors does not presently intend to give notice to cumulate votes, but it may elect to do so in the event of a contested election or other, presently unexpected, circumstances. In the event of cumulative voting, the accompanying proxy authorizes the individuals named as proxy holders, in their discretion, to vote cumulatively and to distribute, in any manner, the votes to which each share is entitled in the election of directors, among the nominees for whom the authority to vote has not been withheld in the accompanying proxy.

    Ratification of the appointment of Ernst & Young LLP as the independent auditors for the Company pursuant to Item No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Under Delaware law, the Company's Certificate of Incorporation and the Company's ByLaws, abstentions on such proposals have the same legal effect as a vote against such proposals. Broker non-votes are not counted as shares represented and entitled to vote and therefore will not affect the outcome of the vote on such proposals.

    On all other matters to come before the Annual Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

    A list of the stockholders of record as of Record Date will be available for examination during ordinary business hours at least ten days prior to the Annual Meeting by any stockholder, for any purpose germane to the Annual Meeting at the Company's offices at 7408 Hollister Avenue, Santa Barbara, California 93117 (telephone (805) 685-9880), Attention: Andrew Hodgins.

     IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD. STOCKHOLDERS WHOSE SHARES ARE HELD OF RECORD BY BROKERS OR OTHER INSTITUTIONS, WILL BE ADMITTED UPON PRESENTATION OF PROPER IDENTIFICATION AND PROOF OF OWNERSHIP (E.G., A BROKERS' STATEMENT) AT THE DOOR.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 24, 1998 by (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of its Common Stock, (ii) each of the executive officers named in the Summary Compensation Table included herein, (iii) each director and nominee for director of the Company and (iv) all directors and executive officers of the Company as a group.

                                                                                  NUMBER OF SHARES    PERCENTAGE OF
                                                                                    BENEFICIALLY       OUTSTANDING
                                      NAME                                           OWNED(1)(2)          STOCK
--------------------------------------------------------------------------------  -----------------  ---------------
Gary S. Kledzik, Ph.D.(3).......................................................       1,468,425             10.4%
Donald K. McGhan(3)(5)..........................................................       1,323,920              9.4
Daniel R. Doiron, Ph.D.(4)......................................................       1,256,336              8.9
Paul F. Glenn(6)................................................................         827,160              5.9
Pharmacia & Upjohn, Inc.(7).....................................................         725,001              5.2
Michael D. Farney...............................................................         480,000              3.4
David E. Mai....................................................................         238,125              1.7
Raul E. Perez, M.D..............................................................          45,000                *
Charles T. Foscue...............................................................          61,913                *
John M. Philpott................................................................          26,250                *
Jonah Shacknai(8)...............................................................              --                *
All directors and executive officers as a group (8 persons)(8)..................       3,643,333             25.9%

------------------------

 *  Less than one percent.

(1) Each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable and the information contained in the footnotes below.

(2) Includes the following shares of Common Stock issuable upon exercise of options and/or warrants exercisable within 60 days of April 24, 1998: Dr. Kledzik--599,204 shares; Mr. McGhan--34,500 shares; Dr. Doiron--25,000 shares; Mr. Glenn--0 shares; Mr. Farney--45,000 shares; Mr. Mai-- 200,815 shares; Dr. Perez--45,000 shares; Mr. Foscue--33,917 shares; Mr. Philpott--21,250 shares; and directors and executive officers as a group--996,107 shares.

(3) Dr. Kledzik's address is 7408 Hollister Avenue, Santa Barbara, California 93117; Mr. McGhan's address is 3800 Howard Hughes Parkway, Las Vegas, Nevada 89109.

(4) According to Schedule 13D filings made by Mr. Doiron with the Securities and Exchange Commission ("SEC"), Mr. Doiron's address is 3090 Calzada Ridge Road, Santa Ynez, California 93460.

(5) Includes 539,420 shares of Common Stock held by McGhan Management, a Nevada Limited Partnership, of which Mr. McGhan is the General Partner and all other Limited Partners are members of his immediate family. Excludes 10,500 shares held by a member of Mr. McGhan's immediate family as to which he disclaims beneficial ownership.

(6) According to Schedule 13G filings made by Mr. Glenn with the SEC, Mr. Glenn's address is P.O. Box 50310, Santa Barbara, California 93105.

(7) Pharmacia & Upjohn is a Delaware corporation formed by the merger in November 1995 of Pharmacia AB of Sweden and The Upjohn Company of the United States, according to a press release issued by Pharmacia & Upjohn on November 2, 1995. Each of Pharmacia AB and Pharmacia S.p.A., an Italian corporation and wholly-owned subsidiary of Pharmacia AB, has filed a
    Schedule 13D with the SEC dated July 7, 1995. According to the Schedule 13D filings, the principal business address of Pharmacia AB is S-171 97 Stockholm Sweden, and the principal business address of Pharmacia S.p.A. is via Robert Hoch 1.2, 75017 Milan, Italy. See "Certain Relationships and Related Transactions."

(8) Excludes 9,375 shares underlying options exercisable within 60 days of April 24, 1998 as to which Mr. Shacknai disclaims beneficial ownership. Such shares are held in a trust administered by an independent trustee for the benefit of Mr. Shacknai's children.

            BOARD MEETINGS, REMUNERATION OF DIRECTORS AND COMMITTEES

    During 1997, the Board of Directors met on four occasions. Each director then in office attended in person or by telephone one hundred percent (100%) of the meetings of the Board of Directors and committees on which he served.

    Employees of the Company do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its Committees. Directors who are not employees of the Company do not receive fees for Board Meetings attended, but do receive an annual stock option grant under the Miravant Medical Technologies 1996 Stock Compensation Plan, as amended and restated effective March 3, 1997 (the "Stock Compensation Plan"). The Stock Compensation Plan provides for an automatic grant of non-qualified stock options to purchase 7,500 shares of Common Stock to non-employee directors on the first day of the fourth quarter of each year that a non-employee director serves on the Board of Directors during the term of the Stock Compensation Plan. Each option vests upon the grant date and is granted at an option price equal to the fair market value of the Common Stock on the grant date. The options terminate on the earlier of 90 days from the date on which a director is no longer a member of the Board of Directors for any reason other than death, ten years from the date of grant, or six months from the director's death. Non-employee directors are also eligible for discretionary awards under the Stock Compensation Plan. During the year ended December 31, 1997, the following non-employee directors were awarded stock options to purchase 7,500 shares each under the Stock Compensation Plan: Michael D. Farney, Charles T. Foscue, Donald
K. McGhan and Raul E. Perez, M.D. In addition, Jonah Shacknai, upon his appointment to the Board of Directors in September 1997, received non-qualified stock options to purchase 50,000 shares of Common Stock under the Stock Compensation Plan which were granted at an option price equal to the fair market value of the Common Stock on the grant date and vest ratably each quarter over a three-year period. The Company also reimburses directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

    The Board has standing Audit and Compensation Committees. The Board does not have a standing nominating committee or a committee performing similar functions. The current members of each of the Board's Committees are listed below.

THE AUDIT COMMITTEE

    The Audit Committee, composed solely of outside directors, meets with the Company's independent accountants and management to discuss, recommend and review accounting principles, financial and accounting controls, the scope of the annual audit and other matters; advises the Board on matters related to accounting and auditing; and reviews management's selection of independent accountants. The current members of the Audit Committee are Michael D. Farney, Charles T. Foscue, Donald K. McGhan, Raul E. Perez, M.D and Jonah Shacknai. During 1997, the Audit Committee met two times.

THE COMPENSATION COMMITTEE

    The Compensation Committee, composed solely of outside directors, reviews and takes action regarding terms of compensation, employment contracts and pension matters that concern executive officers of the Company. The current members of the Compensation Committee are Michael D. Farney, Charles T. Foscue, Donald K. McGhan, Raul E. Perez, M.D and Jonah Shacknai. During 1997, the Compensation Committee met two times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for fiscal 1997 were Michael D. Farney, Donald K. McGhan, Raul E. Perez, M.D., Charles T. Foscue, and Jonah Shacknai beginning in September 1997. Mr. Farney was the Chief Financial Officer for the Company prior to the appointment of John M. Philpott in 1995, and Mr. McGhan was Chairman of the Board prior to Dr. Kledzik's appointment in 1991.

Mr. Foscue is a founder, Chairman, President and Chief Executive Officer of HAI Financial, Inc. ("HAI"), which provides corporate financial consulting services in the areas of mergers and acquisitions, public and private financings, strategic planning and financial analysis. Both HAI and Mr. Foscue have been advisors to the Company since 1991 and have been involved in the Company's private and public financings from 1991 to the present. Additionally, HAI and Mr. Foscue acted as advisors to Ramus Medical Technologies ("Ramus") in connection with the sale of Ramus stock to the Company's subsidiary, Miravant Cardiovascular, Inc. For the year ended December 31, 1997, the Company paid HAI $222,000 associated with the private equity placements, and paid HAI $293,000 and recorded as expense $178,000 in connection with ongoing consulting services.

    In February 1998, the Company agreed to guaranty a term loan in the amount of $7,600,000 from a bank to Michael D. Farney, a director of the Company. The loan is due and payable on July 31, 1999, or sooner upon an event of default (as defined in the loan agreement), bears interest at the bank's reference rate, minus .5% per annum, payable quarterly, and is secured by all of Mr. Farney's shares of the Company's Common Stock. In connection with the guaranty, the Company granted the bank a security interest in an account maintained at the bank and agreed, upon an event of default, to purchase the loan from the bank for a price generally equal to the then outstanding principal, plus accrued interest, fees and costs. In the event the Company purchases the loan, Mr. Farney granted the Company the option to acquire all of his shares of Common Stock at a price equal to 50% of the 20-day average closing price, net of loan repayment. He also agreed to certain restrictions on the sale of such shares. Under the loan agreement and the guaranty, Mr. Farney and the Company are subject to the maintenance of specified financial and other covenants.

                               EXECUTIVE OFFICERS

    The names, ages and certain additional information (if not set out in Item No. 1) of the current executive officers of the Company are as follows:

       NAME              AGE                                            POSITION
-------------------      ---      ------------------------------------------------------------------------------------
Gary S. Kledzik              48   Chairman of the Board and Chief Executive Officer

David E. Mai                 53   President of Miravant Medical Technologies, Miravant Systems, Inc., Miravant
                                  Cardiovascular, Inc. and Miravant Pharmaceuticals, Inc.

John M. Philpott             37   Chief Financial Officer, Controller, Treasurer and Assistant Secretary

    JOHN M. PHILPOTT has served as Chief Financial Officer since December 1995. Since March 1995, Mr. Philpott has served as Controller. Prior to joining the Company, Mr. Philpott was a Senior Manager with Ernst & Young LLP, which he joined in 1986. Mr. Philpott was an Assistant Controller with Corporate Events, Inc. from June 1985 until August 1986. Mr Philpott is a Certified Public Accountant in the State of California. He holds a B.S. degree in Accounting and in Management Information Systems from California State University of Northridge.

    Certain information about each of the other executive officers is set forth in Item No. 1.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee"), composed entirely of outside directors, is responsible for oversight and administration of executive compensation. The Committee also reviews the Company's overall compensation program as reported to the Committee by management. In establishing the Company's executive compensation program, the Committee takes into account stockholder value, current market data and compensation trends for comparable companies, compares corporate performance to that of other companies in the same industry, gauges achievement of corporate and individual objectives and considers the overall effectiveness of the program in measuring and rewarding desired performance levels. These principles have been adhered to by developing incentive pay programs which provide competitive compensation and reflect the Company's performance. Both short-term and long-term incentive compensation are based on Company performance, achievement of specific milestones and the value received by stockholders.

COMPENSATION PHILOSOPHY

    The Committee bases the executive compensation program on the following principles which reflect the value created for stockholders while supporting the Company's strategic business goals:

    - Compensation should encourage increased stockholder value.

    - Compensation levels for executive officers are benchmarked to the outside market, utilizing information from general industry surveys.

    - Total compensation opportunity is targeted to the mid-range from general industry surveys with incremental amounts which may be earned above that level depending upon corporate and individual performance. The Committee considers it essential to the vitality of the Company that the total compensation opportunity for executive officers remain competitive in order to attract and retain the talent needed to manage and build the Company's business.

    - Incentive compensation is designed to reinforce the achievement of both short and long-term strategic business goals and objectives of the Company.

COMPENSATION MEASUREMENT

    The Company's executive compensation is composed of three components, base salary, short-term incentives and long-term incentives, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY. The Company's salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, general economic conditions, as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job.

    SHORT-TERM INCENTIVES. The Compensation Committee has the ability to award stock-based, short-term incentive compensation to executives under the Stock Compensation Plan based on the executive's level of responsibility, potential contribution, the success of the Company and competitive conditions. Although no such awards have been granted under the Stock Compensation Plan to date, the executive's actual award would generally be determined following the end of the fiscal year based on the Company's achievement of its goals and an assessment of the executive's individual performance. Although generally, the Company currently does not award short-term cash incentive compensation, the Committee may in the future award cash bonuses based on the achievement of target levels of growth or other performance objectives established in consultation with senior management.

    LONG-TERM INCENTIVES. The Committee may award long-term incentive stock compensation based upon the achievement of the Company's research and development program goals, strategic alliance collaboration goals and the performance of the Company's Common Stock on The Nasdaq National Market. Under the Company's employment agreements and the Stock Compensation Plan, options and other stock awards are granted from time to time to reward key employee's contributions and as an incentive to future contributions. Such grants of awards are based primarily on a key employee's past and potential contribution to the Company's growth and profitability. Under the Stock Compensation Plan, the exercise price of incentive stock options must equal or exceed the fair market value of the Common Stock on the date of grant. Although the exercise price of certain non-statutory stock options granted in the past were less than the fair market value of the Common Stock at the date of grant, no options granted to executive officers in 1997 were granted with an exercise price below fair market value. Generally, the options under the Stock Compensation Plan vest over four years and employees must continue to be employed by the Company for such options to vest.

    1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. In setting the 1997 salary and incentive award levels for the Chief Executive Officer, the Committee reviewed the Company's achievement in 1996 of important strategic alliances, and the completion of the secondary public offering. The Committee also considered the Chief Executive Officer's leadership in continuing to strategically position the Company for the development and commercialization of drugs and devices for use in photodynamic therapy in the treatment of a number of indications.

    During 1996, the Company completed a secondary public offering resulting in net proceeds of $65.3 million. The Company also extended its strategic collaborations for the development of applications for photodynamic therapy into the fields of ophthalmology by entering into (i) a new agreement with Pharmacia & Upjohn for the co-development and distribution of SnET2 in the field of ophthalmology, and (ii) an agreement with Iridex Corporation providing for the co-development and distribution of light producing devices for use in ophthalmology. The Company also entered into an agreement with Ramus for the co-development of applications for photodynamic therapy in the area of bypass grafts, along with a $2 million equity investment in Ramus and an option to acquire the remaining shares in Ramus under specified terms and conditions. In addition, the Company also completed research milestones in six medical specialties and filed an Investigational New Drug application in benign prostatic hyperplasia.

    While acknowledging the significance of the above mentioned achievements, the Committee increased the Chief Executive Officer's salary moderately, from $180,000 to $200,000 starting in 1997, which is consistent with increases given to the Company's other executives. Additionally, consistent with the Company's current general policy of not awarding short-term cash incentives, the Committee determined to forego any short-term incentive award to the Chief Executive Officer for 1997. With respect to long-term incentives, however, the Committee approved the grant to the Chief Executive Officer of 100,000 non-statutory stock options under the Stock Compensation Plan priced at the fair market value on the grant date and vesting at the rate of 25% a year.

    SECTION 162(m) IMPLICATIONS FOR EXECUTIVE COMPENSATION. It is the responsibility of the Committee to address the issues raised by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which makes certain "non-performance-based" compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as "performance-based" under Section 162(m), compensation payments must be made pursuant to a plan, by a committee of at least two "outside" directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the outside directors or the Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

    The Committee, in planning for the future of the Company, has considered the impact of Section 162(m) and has taken several steps which are designed to minimize its effect to the extent practicable while maintaining competitive compensation practices. First, the Board of Directors adopted the Stock Compensation Plan, which was approved by the Company's stockholders at the 1996 Annual Meeting, and the amendments thereto which were approved at the 1997 Annual Meeting. The Stock Compensation Plan establishes performance criteria which, if utilized, will qualify certain awards made under the Stock Compensation Plan as performance-based awards approved by the stockholders, and thus not counted toward the $1,000,000 limitation. Secondly, the Committee continued to tie a significant portion of the Company's compensation to executives to research and development milestone achievements and increased stockholder value. The Committee expects to continue to examine the effects of Section 162(m) and to monitor the level of compensation paid to the Company's executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m) to the extent practicable while maintaining competitive compensation practices.

                                          COMPENSATION COMMITTEE
                                           Donald K. McGhan, Chairman
                                           Michael D. Farney
                                           Charles T. Foscue
                                           Raul E. Perez, M.D.
                                           Jonah Shacknai

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table summarizes all compensation paid to the Company's Chief Executive Officer and to the Company's other most highly compensated executive officers other than the Chief Executive Officer, whose total annual salary exceeded $100,000 for services rendered in all capacities to the Company during the fiscal years ended December 31, 1997, 1996 and 1995 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                    ----------------
                                                                                       SECURITIES
                                                        ANNUAL COMPENSATION            UNDERLYING
                                                     -------------------------          OPTIONS
         NAME AND PRINCIPAL POSITION           YEAR    SALARY          BONUS        (# OF SHARES)(1)
---------------------------------------------  ----  ----------      ---------      ----------------
Gary S. Kledzik .............................  1997  $  200,000      $      --          100,000
  Chairman of the Board and Chief Executive    1996     180,000             --            5,000(2)
  Officer                                      1995     135,000         55,000(3)       200,000

David E. Mai ................................  1997     178,000             --           50,000
  Director and President of Miravant           1996     155,000             --            5,000(2)
                                               1995     118,000             --          100,000

John M. Philpott ............................  1997     108,000             --           25,000
  Chief Financial Officer                      1996      90,000             --            5,000(2)
                                               1995      65,000(4)          --           22,500

------------------------

(1) The options vest equally over a period of four years and expire upon the earlier of (i) six months after termination of employment (or upon termination if terminated for cause), or (ii) ten years from the date of grant.

(2) Represents options for 2,500 shares which were originally granted on February 1, 1996 at an exercise price of $56.00, the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant, and, subsequently, were re-priced on December 31, 1996 to $28.00, the closing price of the Common Stock on the Nasdaq National Market on such date. The net result of this transaction was that a total of 2,500 options granted to each named executive officer in 1996 was held by each such officer at December 31, 1996.

(3) Dr. Kledzik was awarded a bonus of $55,000, with after tax net proceeds of $33,000. The bonus was awarded with the explicit intent for the net proceeds to be used to pay off Dr. Kledzik's outstanding note payable to the Company of $33,000 which includes outstanding interest.

(4) Mr. Philpott's annual salary during 1995 was $85,000. However, as his employment with the Company began in March 1995, only a portion of this amount was earned during 1995.

OPTION GRANTS IN 1997

    The following table sets forth certain information as of December 31, 1997 and the year then ended concerning stock options granted to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                        NUMBER OF                                                  ANNUAL RATES OF STOCK
                                        SECURITIES        % OF TOTAL                               PRICE APPRECIATION FOR
                                        UNDERLYING      OPTIONS GRANTED   EXERCISE                      OPTION TERM
                                     OPTIONS GRANTED     TO EMPLOYEES       PRICE     EXPIRATION   ----------------------
               NAME                  (# OF SHARES)(1)   DURING THE YEAR   ($/SHARE)      DATE          5%         10%
-----------------------------------  ----------------   ---------------   ---------   ----------   ----------  ----------
Gary S. Kledzik....................      100,000             27.32%        $28.00        1/01/07   $1,760,905  $4,462,479
David E. Mai.......................       50,000             13.66%         28.00        1/01/07      880,452   2,231,239
John M. Philpott...................       25,000              6.83%         28.00        1/01/07      440,226   1,115,620

------------------------

(1) The options vest equally over a period of four years and expire upon the earlier of (i) six months after termination of employment (or upon termination if terminated for cause), or (ii) ten years from the date of grant.

STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

    The following table sets forth information as to the stock options held by the named executive officers at the end of 1997 and the value of the options at that date based on the difference between the market price of the stock and the exercise prices of the options. There were no exercises of stock options during 1997.

                          1997 YEAR-END OPTION VALUES

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                                                 --------------------------  ----------------------------
                     NAME                        EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------  -----------  -------------  -------------  -------------
Gary S. Kledzik................................     615,000        103,750   $  16,910,250   $ 1,282,500
David E. Mai...................................     225,000        103,750       6,874,875       945,000
John M. Philpott...............................      15,625         34,375         276,863       552,488

------------------------

(1) Based on the difference between the closing price of the Common Stock as reported on the Nasdaq National Market as of December 31, 1997 and the exercise price of such options.

EMPLOYMENT AGREEMENTS

    The Company and Dr. Kledzik are parties to an employment agreement effective December 31, 1989, as amended (the "Employment Agreement"), pursuant to which Dr. Kledzik serves as Chief Executive Officer for the Company and its subsidiaries. The Employment Agreement provides for an initial employment term of one (1) year, renewed for successive one-year terms, unless Dr. Kledzik notifies the Company in writing at least 30 days in advance of, or the Company notifies Dr. Kledzik in writing 30 days before or after, December 31 of each year. Under the terms of the Employment Agreement, Dr. Kledzik is entitled to an annual salary as determined by the Compensation Committee of the Board of Directors from time to time. The current annual salary is $300,000. As of December 31, 1997, in connection with the Employment Agreement, Dr. Kledzik has received options to purchase a total of 674,466 shares of Common Stock at exercise prices ranging from $0.03 to $2.00 per share with a weighted average price of $0.88 per share. Additionally, from two of the Company's employee stock option plans, Dr. Kledzik has received options to purchase 331,250 shares at exercise prices ranging from $6.00 to $56.00 per share with a weighted average exercise price of $30.59 per share. Options for 899,466 shares have vested, of which 284,466 have been exercised. Options outstanding at December 31, 1997 vest ratably over four years from the date of grant. Vesting of all of the stock options under the Employment Agreement is contingent upon Dr. Kledzik's continued employment with Miravant, and all of the underlying Common Stock is covered by a repurchase option in favor of the Company which expires four years after the grants of the respective stock options. The Employment Agreement provides that Dr. Kledzik shall perform his duties at the Company's designated facility in Santa Barbara, California. If the Employment Agreement is terminated other than at Dr. Kledzik's option or by the Company for cause, then the Company shall pay Dr. Kledzik severance compensation in an amount equal to the product of his monthly base salary multiplied by the greater of: (i) the number of months remaining under the term of the Employment Agreement; or (ii) six. If the Company terminates Dr. Kledzik's employment for cause or Dr. Kledzik terminates his employment, he is not entitled to severance pay. "Cause" is defined in the Employment Agreement to be personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than minor traffic violations) or material breach of any provision of the Employment Agreement or any other agreement between Dr. Kledzik and the Company. In addition, in connection with the execution of the Employment Agreement, Dr. Kledzik executed and delivered the Company's standard form Intellectual Property and Confidentiality Agreement providing for the assignment to the Company of inventions and intellectual property created or enhanced during Dr. Kledzik's employment to and providing for the protection of confidential information.

    The Company and Mr. Mai are parties to an employment agreement effective February 1, 1991, as amended (the "Employment Agreement"), pursuant to which Mr. Mai serves as President of the Company and its subsidiaries. The Employment Agreement provides for an initial employment term of one (1) year, renewed for successive one-year terms, unless Mr. Mai notifies the Company in writing at least 30 days in advance of, or the Company notifies Mr. Mai in writing 30 days before or after, January 1st of each year. Under the terms of the Employment Agreement, Mr. Mai is entitled to an annual salary as determined by the Company from time to time. The current annual salary is $225,000. As of December 31, 1997, in connection with the Employment Agreement, Mr. Mai has received options to purchase a total of 150,000 shares of Common Stock at exercise prices ranging from $0.67 to $2.00 per share with a weighted average price of $1.42 per share. Additionally, from two of the Company's employee stock option plans, Mr. Mai has received options to purchase 181,250 shares at exercise prices ranging from $6.00 to $56.00 per share with a weighted average exercise price of $29.01 per share. Options for 225,000 shares have vested, of which none have been exercised. The options generally vest ratably over four years from the date of grant. The remaining terms and conditions of Mr. Mai's Employment Agreement are substantially identical to those in Dr. Kledzik's agreement, except that if the Employment Agreement is terminated other than at Mr. Mai's option or by the Company for cause, then the Company shall pay Mr. Mai severance compensation in an amount equal to one week's salary for each six month employment period, beginning six months after the effective date of the Employment Agreement.

    The Company and Mr. Philpott are parties to an employment agreement effective March 20, 1995, as amended (the "Employment Agreement"), pursuant to which Mr. Philpott serves as Chief Financial Officer and Controller of the Company and its subsidiaries. The Employment Agreement provides for an initial employment term of one (1) year, renewed for successive one-year terms, unless Mr. Philpott notifies the Company in writing at least 30 days in advance of, or the Company notifies Mr. Philpott in writing 30 days before or after, March 20 of each year . Under the terms of the Employment Agreement, Mr. Philpott is entitled to an annual salary as determined by the Company from time to time. The current annual salary is $140,000. As of December 31, 1997, in connection with the Employment Agreement, Mr. Philpott has received options to purchase a total of 15,000 shares of Common Stock at exercise prices ranging from $8.00 to $10.67 per share with a weighted average price of $9.34 per share. Additionally, from two of the Company's employee stock option plans, Mr. Philpott has received options to purchase 37,500 shares at exercise prices ranging from $28.00 to $56.00 per share with a weighted average exercise price of $31.22 per share. Options for 15,625 shares have vested, of which none have been exercised. The options generally vest ratably over four years from the date of grant. The remaining terms and conditions of Mr. Philpott's Employment Agreement are substantially identical to those in Dr. Kledzik's agreement, except that if the Employment Agreement is terminated other than at Mr. Philpott's option or by the Company for cause, then the Company shall pay Mr. Philpott severance compensation in an amount equal to one week's salary for each six month employment period, beginning six months after the effective date of the Employment Agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1995, the Company entered into a License Agreement, a Drug Supply Agreement and a Device Supply Agreement with Pharmacia & Upjohn, the beneficial owners of more than five percent of the Company's Common Stock, relating to the development, distribution and sale of the Company's leading drug candidate, Purlytin-TM-, and certain light devices for use in PhotoPoint-TM-, the Company's proprietary technologies for photodynamic therapy, in the fields of oncology, urology and dermatology. Concurrent with entering into the License Agreement, Pharmacia & Upjohn entered into the Stock Purchase Agreement pursuant to which Pharmacia & Upjohn purchased 600,000 shares of Common Stock from the Company for $12 million. In August 1994, the Company entered into a Formulation Agreement with Pharmacia & Upjohn. In August 1996, the agreements were extended to the field of ophthalmology. For the year ended December 31, 1997, the Company paid $3.3 million and recorded as expense $2.9 million in connection with the Formulation Agreement. The Formulation Agreement also requires the Company to pay an additional $400,000 if certain milestones are achieved as well as paying for the costs related to the development program being performed.

    In December 1997, the Compensation Committee of the Board of Directors recommended and subsequently approved an option loan program for the Company's named executive officers. The loans, which accrue interest at the applicable federal rates and are payable in five years, were awarded specifically for the purpose of exercising options and paying the related option exercise price and payroll taxes and are secured by the underlying shares exercised. The amounts awarded under this program were $500,000 each for both Gary S. Kledzik and David
E. Mai and $150,000 for John M. Philpott. These amounts have been fully utilized by each of the officers.

    See also "Compensation Committee Interlocks and Insider Participation."

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

    The Company's Common Stock began trading on the Nasdaq SmallCap Market on April 11, 1995 and was designated as a National Market System security on The Nasdaq National Market on August 30, 1995. The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total return on the Nasdaq Market Index and a peer group made up of the companies included in the Nasdaq Pharmaceutical Index over the period indicated (assuming the investment of $100 in the Company's Common Stock on April 11, 1995, the date of the Company's initial public offering, and reinvestment of any dividends). In accordance with SEC regulations, the stockholder return for each entity in the peer group index has been weighted on the basis of market capitalization as of each monthly measurement date set forth on the graph. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The other indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                    MIRAVANT MEDICAL    NASDAQ STOCK MARKET   NASDAQ PHARMACEUTICAL STOCKS
                                                       TECHNOLOGY         (US COMPANIES)       SIC 2830-2839 US & FOREIGN
4/11/95                                                        $100.0                 $100.0                         $100.0
4/28/95                                                         145.6                  102.2                          103.0
5/31/95                                                         195.6                  104.9                          104.3
6/30/95                                                         229.4                  113.4                          116.5
7/31/95                                                         285.3                  121.7                          126.5
8/31/95                                                         308.8                  124.2                          141.5
9/29/95                                                         355.1                  127.0                          145.5
10/31/95                                                        339.7                  126.3                          140.1
11/30/95                                                        388.2                  129.3                          147.1
12/29/95                                                        443.4                  128.6                          169.7
1/31/96                                                         502.9                  129.2                          184.5
2/29/96                                                         450.0                  134.1                          181.0
3/29/96                                                         520.6                  134.6                          176.6
4/30/96                                                         416.9                  145.7                          185.7
5/31/96                                                         425.7                  152.4                          192.0
6/28/96                                                         291.2                  145.5                          171.5
7/31/96                                                         300.0                  132.6                          152.9
8/30/96                                                         308.8                  140.0                          164.0
9/30/96                                                         275.7                  150.7                          175.4
10/31/96                                                        220.6                  149.1                          167.5
11/29/96                                                        270.2                  158.3                          165.1
12/31/96                                                        247.1                  158.1                          170.2
1/31/97                                                         274.6                  169.4                          184.5
2/28/97                                                         258.1                  160.0                          185.7
3/31/97                                                         264.7                  149.6                          161.6
4/30/97                                                         225.0                  154.2                          152.1
5/30/97                                                         247.1                  171.7                          175.0
6/30/97                                                         322.1                  177.0                          174.5
7/31/97                                                         349.6                  195.7                          179.5
8/29/97                                                         326.5                  195.4                          177.3
9/30/97                                                         485.3                  206.9                          195.7
10/31/97                                                        423.5                  196.2                          185.8
11/28/97                                                        411.4                  197.2                          180.0
12/31/97                                                        352.9                  194.1                          175.7
Notes:
A. The lines represent monthly index levels
derived from compounded daily returns
that include all dividends.
B. The indexes are reweighted daily using the
market capitalization on the previous trading day.
C. If the monthly interval based on the fiscal
year-end
is not a trading day the preceeding trading day is
used.
D. The index level for all series was set to
$100.0 on 04/11/95.

                                   ITEM NO. 1
                              ELECTION OF DIRECTORS

    The ByLaws of the Company authorize not more than nine (9) nor less than five (5) members of the Board of Directors and, effective April 15, 1998, fix the number of members at six (6) until changed. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the Company's six (6) nominees named below, each to serve until the next Annual Meeting of Stockholders and until the director's successor is elected and qualified. If any stockholder gives notice in accordance with the Company's Certificate of Incorporation and applicable law of his or her intention to cumulate votes, then all stockholders may cumulate votes. If such notice is given, the proxy holders will vote the proxies received by them cumulatively in their discretion.

    Six (6) Directors are being nominated to be elected until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified:
CHARLES T. FOSCUE; GARY S. KLEDZIK, PH.D.; DONALD K. MCGHAN; DAVID E. MAI; RAUL
E. PEREZ, M.D.; AND JONAH SHACKNAI.

    If any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the shares which they represent for a nominee designated by the present Board of Directors to fill the vacancy, unless the Board, to the extent permitted, reduces the number of directors. It is not presently expected that any nominee will be unable or will decline to serve as a director.

    Names of the nominees and certain information about each of them are set forth below.

CHARLES T. FOSCUE, AGE 49

    Mr. Foscue has served as a director of the Company since July 1996. Mr. Foscue is a founder, Chairman, President and Chief Executive Officer of HAI Financial, Inc. ("HAI") and has held those positions since the inception of HAI in 1979 (previously known as Harmet Associates, Inc.). HAI serves as a corporate financial consultant in the areas of mergers and acquisitions, public and private financings, strategic planning and financial analysis. HAI and Mr. Foscue have been advisors to the Company since 1991 and have been involved in the Company's private and public financings from 1991 to the present. Prior to founding HAI, Mr. Foscue was Vice President of Marketing for Tri-Chem, Inc. Mr. Foscue holds a B.A. degree in Economics from the University of North Carolina and an M.B.A. degree from Harvard University, Graduate School of Business.

GARY S. KLEDZIK, PH.D., AGE 48

    Mr. Kledzik is a founder of the Company and has served as a director since its inception in June 1989. He served as President of the Company from June of 1989 to May of 1996. He has been Chairman of the Board of Directors since July 1991 and Chief Executive Officer since September 1992. Dr. Kledzik held the office of President of PDT Pharmaceuticals, Inc. since its formation until July 1996. Prior to joining the Company, Dr. Kledzik was Vice President of the Glenn Foundation for Medical Research. His previous experience includes serving as General and Research Manager for an Ortho Diagnostic Systems, Inc. division of Johnson & Johnson, Vice President of Immulok, Inc. a cancer and infectious disease biotechnology company which he co-founded and which was acquired by Johnson & Johnson in 1983, Laboratory Director for Endocrine Sciences in Los Angeles and Adjunct Research Scientist at the University of California at Los Angeles. Dr. Kledzik holds a B.S. in Biology and a Ph.D. in Physiology from Michigan State University.

DONALD K. MCGHAN, AGE 64

    Mr. McGhan is a founder of the Company and has served as a director since its inception in June 1989. He served as Chairman of the Board prior to Dr. Kledzik's appointment in 1991. Mr. McGhan is currently the Chairman of the Board of Medical Device Alliance, Inc., Las Vegas, Nevada, which develops, manufacturers and markets ultrasonic surgical systems, disposables and accessories for medical specialty markets. Mr. McGhan is also currently Chairman Emeritus and has previously served as Chairman of the Board, Chief Executive Officer and President of INAMED Corporation. Additionally, Mr. McGhan was previously Founder, Chairman of the Board and Chief Executive Officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990. Mr. McGhan has also served as Director of Operations for Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson and as a Founder, President and Chairman of the Board of Immulok, Inc., which was acquired by Johnson & Johnson in 1983.

DAVID E. MAI, AGE 53

    Mr. Mai has served as President of the Company since May 1996, President of Miravant Cardiovascular, Inc. since September 1992, President of Miravant Pharmaceuticals, Inc. since July 1996 and President of Miravant Systems, Inc. since June 1997. Mr. Mai served as Vice President of Corporate Development for the Company from March 1994 until May 1996. Mr. Mai became associated with Miravant Medical Technologies in July 1990 as a consultant assisting with technology and business development. He joined the Company in 1991, serving as New Product Program Manager from February 1991 to July 1992 and as Clinical Research Manager from July 1992 to September 1992. Prior to joining the Company, Mr. Mai was Director of the Intravascular Ultrasound Division of Diasonics Corporation from 1988 to 1989. Previously, Mr. Mai served as Director of Strategic Marketing for Boston Scientific Corporation's Advanced Technologies Division, Vice President of Stanco Medical and Sales Engineer with Hewlett-Packard Medical Electronics. Mr. Mai holds a B.S. degree in Biology from the University of Hawaii.

RAUL E. PEREZ, M.D., AGE 47

    Dr. Perez has served as a director of the Company since September 1992. Dr. Perez is a board certified obstetrician/gynecologist. He has been in practice for fourteen years and currently practices at St. John's Mercy Medical Center in St. Louis, Missouri, where he is a member of the Quality Assurance Committee. Dr. Perez is also a fellow of the Academy of Obstetricians and Gynecologists. Dr. Perez completed his medical education at the University of Maryland and completed his internship and residency in obstetrics and gynecology at St. John's Mercy Medical Center.

JONAH SHACKNAI, AGE 41

    Mr. Shacknai has served as a director of the Company since September 1997. Mr. Shacknai is a founder of Medicis Pharmaceutical Corporation where he has served as Chairman of the Board and Chief Executive Officer since July 1988. Mr. Shacknai also serves as a member of the National Arthritis and Musculoskeletal and Skin Disease Advisory Council of the National Institute of Health, as a member of the Joint High Level Advisory Panel of the United States-Israel Science and Technology Commission and as a director for Health World Corporation. Previously, he was a member of the Washington D.C. law firm of Royer, Shacknai & Mehle. Mr. Shacknai has also previously served as Counsel to the United States House of Representatives Committee on Science and Technology, founding director of IVAX Corporation and as a member of the Commission on the Federal Drug Approval Process.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF
        THE SIX (6) NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

                                   ITEM NO. 2
                        PROPOSAL TO RATIFY APPOINTMENT OF
                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed, subject to ratification by the stockholders, Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. Ernst & Young LLP has been the Company's independent auditors since 1992. The Board of Directors believes that the continuation of Ernst & Young LLP as the Company's independent public accountants is beneficial to the Company and its stockholders.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to address the meeting, if they so desire, and respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS ITEM.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all such Section 16(a) filing requirements were complied with, except Raul E. Perez, M.D., Michael D. Farney and Donald K. McGhan each of whom failed to file a timely Form 5 with respect to the annual grant of 7,500 options to non-employee directors. In addition, Jonah Shacknai failed to file a timely Form 5 with respect to 50,000 options which were granted to him, and subsequently transferred to the Jonah Shacknai Special Trust, upon his appointment to the Board of Directors in September 1997.

                                 OTHER MATTERS

    The Company is unaware of any other matters to be presented at the Annual Meeting, but if any other matters should properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote the proxy in accordance with their judgment.

               STOCKHOLDER PROPOSALS FOR THE 1999 PROXY STATEMENT

    Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the Proxy Statement for the Company's 1999 Annual Meeting of Stockholders should submit the proposal in writing to Secretary, Miravant Medical Technologies, 7408 Hollister Avenue, Santa Barbara, California 93117 no later than December 31, 1998, in order for such proposal to be considered for inclusion in the Proxy Statement and all other conditions for such inclusion must be satisfied.

                WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
                     PLEASE SIGN THE PROXY AND RETURN IT IN
                          THE ENCLOSED STAMPED ENVELOPE

 Santa Barbara, California
 May 8, 1998

                                          By Order of the Board of Directors

                                          /s/ JOSEPH E. NIDA
                                          -------------------------------
                                          Joseph E. Nida
                                          SECRETARY

                         MIRAVANT MEDICAL TECHNOLOGIES

      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                          STOCKHOLDERS--JUNE 10, 1998

MIRAVANT MEDICAL TECHNOLOGIES, 7408 HOLLISTER AVENUE, SANTA BARBARA, CALIFORNIA
                                     93117

    The undersigned hereby appoints Gary S. Kledzik, Ph.D. and John M. Philpott, and each of them the true and lawful attorneys in fact, agents and proxies, each with full power of substitution, to attend the annual meeting of stockholders of Miravant Medical Technologies (the "Company") to be held June 10, 1998, at 9:00 a.m. at Fess Parker's Double Tree Resort, Santa Barbara, California, and/or at any adjournment of the annual meeting, and to vote in the manner indicated below all shares of Common Stock which the undersigned would be entitled to vote if personally present, all in accordance with and as more fully described in the Notice of Annual Meeting and accompanying Proxy Statement, receipt of which is hereby acknowledged.

    THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED AS INDICATED BELOW:

                     PLEASE MARK YOUR VOTES LIKE THIS: /X/.

1.         To elect the following as         FOR ALL NOMINEES LISTED BELOW--            WITHHOLD AUTHORITY TO VOTE
           directors.                        (except as marked below)  / /              FOR ALL NOMINEES LISTED BELOW  / /

Charles T. Foscue, Gary S. Kledzik, Ph.D., Donald K. McGhan, David E. Mai, Raul
                       E. Perez, M.D. and Jonah Shacknai

 TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THE NAME OF ANY SUCH
                   NOMINEE(S) AND MARK THE FOLLOWING BOX: / /

2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the 1998 fiscal year.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, on such other business as may properly come before the annual meeting or any adjournment thereof.

    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN
ITEM 1, FOR ITEM 2 AND, WITH RESPECT TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS.

    Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, state your full title and authority when signing. If the signer is a corporation, please sign the full corporation name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.
                                                      Dated ______________, 1998
                                                      __________________________
                                                      __________________________

                                                      Signature, if held jointly

    PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PRE-PAID
                                    ENVELOPE
 / / I/WE PLAN TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND THE MEETING, PLEASE
                                 MARK THE BOX.